UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2007

Hudson Highland Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York 10022

(Address of principal executive offices, including zip code)

(212) 351-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 29, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Hudson Highland Group, Inc. (the “Company”) approved a new form of Executive Employment Agreement applicable to the Company’s executive officers other than Jon F. Chait. The changes to the Executive Employment Agreements were primarily to make the existing Executive Employment Agreements compliant with Section 409A of the Internal Revenue Code (“Section 409A”). In addition, the Executive Employment Agreements were revised to provide that, upon a change of control of the Company, the amounts due to an executive officer under the Executive Employment Agreement be funded into a rabbi trust for the benefit of an executive officer who is terminated. The Committee also approved similar revisions to the Excise Tax Gross-Up Agreement between the Company and Jon F. Chait. In addition, the Committee approved amendments to the Company’s Nonqualified Deferred Compensation Plan to be compliant with Section 409A. On October 31, 2007, the Board of Directors of the Company, upon recommendation of the Committee, approved amendments to the Company’s Long Term Incentive Plan to amend the Long Term Incentive Plan to be compliant with Section 409A. No additional amounts are payable to the Company’s executive officers as a result of the foregoing amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date:	November 1, 2007	By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and Chief Financial Officer